Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Revlon, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116160 and 333-147955) on Form S-8 and (Nos. 333-128815 and 333-141545) on Form S-3 of Revlon, Inc. of our report dated March 5, 2008, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2007 and the related financial statement schedule, and our report on the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Revlon, Inc. Our report refers to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” as of January 1, 2006, and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R),” as of December 31, 2006 for the recognition and disclosure provisions and as of January 1, 2007 for the measurement date provisions.

/s/ KPMG LLP

New York, New York March 5, 2008